EXHIBIT 97.1
POOL CORPORATION
CLAWBACK POLICY
1.    Introduction
Pool Corporation (the “Company”), through the Company’s Board of Directors (the “Board”), believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain compensation upon the occurrence of certain events, including in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). In relevant part, this Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 (the “Listing Standards”) of the Nasdaq Stock Market (“Nasdaq”).
2.    Administration
Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or the Compensation Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
3.    Definitions
As used in this Policy, the following definitions shall apply:
(a)    “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)    “Administrator” has the meaning set forth in Section 2 above.
(c)    “Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of: (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an

Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
(d)    “Covered Executives” means the Company’s current and former Covered Executives, as determined by the Administrator in accordance with the definition of “executive officer” set forth in Rule 10D-1 and the Listing Standards.
(e)    “Erroneously Awarded Compensation” has the meaning set forth in Section 4(c) of this Policy.
(f)    “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): earnings per share; return on assets; an economic value added measure; total shareholder return (“TSR”); earnings; company stock price; return on equity; return on total capital; return on invested capital; return on investments; expenses; cash flow; revenue; gross margin; operating income; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes (“EBIT”); net operating profit after tax (“NOPAT”); customer growth; and net income. Financial Reporting Measures apply to the performance of the company or one or more of its divisions, segments, subsidiaries, or lines of business and may be measured on an absolute basis or relative to a group of peer companies, to internal goals, or to industry or market benchmarks relative to a market index or relative to levels attained in prior years. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
(g)    “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
(h)    “Misconduct” means, with respect to any Covered Executive, the occurrence of any of the following events: (i) intentional misconduct, gross negligence, or failure to report another’s intentional misconduct or gross negligence that was a contributing factor to the Company being required to prepare an Accounting Restatement; (ii) the Covered Executive’s intentional misconduct, gross negligence, or failure to report another’s intentional misconduct or gross negligence acts constituted fraud, bribery or other illegal act (or contributed to another person’s fraud, bribery or other illegal act) which adversely impacted the Company’s financial position or reputation.
4.    Dodd-Frank Clawback Policy
(a)    Covered Executives; Incentive-Based Compensation
This Policy applies to Incentive-Based Compensation received by a Covered Executive (i) after beginning services as a Covered Executive; (ii) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation, (iii) while the Company had a class of securities listed on a national securities exchange, and (iv) during the Applicable Period.
(b)    Required Recoupment of Erroneously Awarded Incentive-Based Compensation in the Event of an Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recoup the amount of any Erroneously Awarded

Compensation received by any Covered Executive, as calculated pursuant to subsection (c) hereof, during the Applicable Period.
(c)    Erroneously Awarded Incentive-Based Compensation: Amount Subject to Recovery
The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.
By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
For Incentive-Based Compensation based on stock price or TSR: (i) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
(d)    Method of Recoupment
The Administrator shall determine, in its sole discretion, the timing and method for reasonably promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.
The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided, however, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq; (ii) recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022; provided, however, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.    General Clawback Policy
(a)    Covered Executives
This Policy applies to compensation, which shall be inclusive of Incentive-Based Compensation, received by any Covered Executive (i) after beginning services as a Covered Executive; and (ii) if that person served as a Covered Executive at any time during which the performance period for such Incentive-Based Compensation was applied and supplements that certain clawback policy set forth in the Corporation’s Corporate Governance Guidelines
(b)    Recoupment of Compensation in the event of Misconduct
If a Covered Executive is or was engaged in Misconduct, the Administrator may, in its sole discretion, to the extent permitted by applicable law, seek to recover all or any portion of the recoverable amounts (as determined in accordance with Section 5(c)) awarded any such Covered Executive after the Effective Date.
(c)    Amount Subject to Recovery
In determining the amount subject to recovery under this Section 5, the Administrator may consider such factors as it deems appropriate, including but not limited to: (i) the associated costs and benefits of seeking the recoverable amounts; (ii) the requirements of applicable law; (iii) the extent to which the Covered Executive participated or otherwise bore responsibility for the event or events giving rise to the clawback and (iv) the extent to which the Covered Executive’s current compensation may or may not have been impacted had the Administrator known about the event or events giving rise to the clawback.
(d)    Method of Recoupment
The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping compensation under this Section 5, which may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including bonuses or commissions and compensation previously deferred by the Covered Executive.
6.    No Indemnification of Covered Executives
Notwithstanding the terms of any indemnification or insurance policy, any contractual arrangement with any Covered Executive or any provision of the Company’s or any of its subsidiaries’ governing or organizational documents (such as articles of incorporation, certificates of incorporation, by-laws or similar document) that provides or may be interpreted to provide to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation or compensation subject to recoupment pursuant to Section 4 above, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.
7.    Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
8.    Interpretation
The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. In relevant part, it is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.
9.    Effective Date
This Policy shall be effective as October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation received by the Covered Executives on or after that date and compensation subject to Section 4 above that is approved, awarded or granted to Covered Executives on or after that date.
10.    Amendment; Termination
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including any amendments to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
11.    Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.
Nothing in this Policy will limit in any respect (i) the Company’s right to take or not to take any action with respect to any Covered Executive’s or any other person’s employment or (ii) the obligation of the Chief Executive Officer or the Chief Financial Officer to reimburse the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended.
12.    Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.     Acknowledgement of Binding Effect
As a condition to continued employment, each Covered Executive shall sign and deliver to the Company, within 60 calendar days following the later of (i) the Effective Date of this Policy or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy. This Policy is binding upon all Covered Executives, even if such Covered Executive fails to execute or deliver the attached Acknowledgment Form to the Company.

EXHIBIT A

POOL CORPORATION

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Pool Corporation Clawback Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned further acknowledges and agrees that:

•the undersigned is and will continue to be subject to the Policy;
•the Policy will apply both during and after the undersigned’s employment with the Company;
•in the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, or any right to indemnification available under state law, any agreement or policy or the Company’s governing or organizational documents, the terms of the Policy shall govern and all such agreements, plans, programs, policies or rights shall be deemed amended to include the terms of this Policy;
•the undersigned will abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy; and
•the Policy shall be binding and enforceable against the undersigned and the undersigned’s beneficiaries, heirs, executors, administrators and other legal representatives.

Covered Executive

Signature

Printed Name

Date